Restated and Amended Agreement



     THIS RESTATED AND AMENDED AGREEMENT is made and entered into as of January 1, 1993, by and between Imo Industries
Inc., a Delaware corporation ("Employer") and William J.
Holcombe ("Employee").

     WHEREAS, the parties entered into a Restated and Amended
Employment Agreement effective as of May 9, 1989 which was subsequently amended on March 6, 1991; May 5, 1992 and
October 20, 1992, respectively (collectively "the Former
Agreement");

     WHEREAS, the parties desire to further amend the Former
Agreement and execute a revised unified document.

     WHEREAS, Employer recognizes the uniquely valuable services rendered by Employee prior to his retirement and desires to reinstate those valuable services for the future, while also providing for an orderly senior management transition to a new chief executive officer in contemplation of Employee's eventual resumption of retirement from his role as chief executive officer;

     WHEREAS, Employee is willing to continue to render his services in directing the affairs of Employer and arrange for an orderly management transition to a new chief executive officer.

     NOW, THEREFORE, in consideration of the mutual covenants made herein, the parties agree as follows:

     1. The Former Agreement. The Former Agreement is hereby canceled and is of no further effect.


     2. Employment. The parties agree that Employee will remain in Employer's employ for the period stated in paragraph 4 hereof and upon the other terms and conditions herein provided.

     3.     Position and Responsibilities.

            a)  During the period of his employment
             hereunder, Employee agrees to serve Employer and Employer hereby employs Employee as Chairman of the Board, President and Chief Executive Officer of Employer. In addition to his other senior management duties as Chief Executive Officer, the parties acknowledge that Employee, during the term of this Agreement, is expected to:

                  i)  assist in the identification and
                  employment of a potential replacement
                  chief executive officer ("the
                  Replacement"), (which may occur in phases by the initial designation of a "Replacement and/or Chief Operating
                  Officer"); subject to the approval of the Board of Directors, both a replacement chief executive officer and a chief operating officer may be employed;

                ii)  while keeping the Board of Directors of
                  Employer ("the Board") informed on the
                  progress and effectivity of these efforts, Employee may request that the Board, acting through a designated screening committee, make the first effort in identifying candidates for the positions of Replacement and/or Chief Operating Officer.

                iii)  provide transitional instruction,
                  guidance and oversight to the Replacement and/or Chief Operating Officer.

            b)  Final designation of a Chief Operating
             Officer and/or the Replacement shall be
             effected with the concurrence of the Board.

            c)  During the term then remaining under this
             Agreement, Employee shall serve as Chairman of the Board and as a member of the Executive
             Committee thereof, as well as any other
             committee of the Board to which the Board may reasonably appoint him. Upon the surrender of his office and for the term then remaining under this Agreement, Employee's status shall thereupon become that of a retiree and consultant to the Company.

     4.     Terms and Performance.

            a)  Term of Employment.  The period of Employee's
             employment hereunder shall be deemed to have commenced as of September 1, 1986 (under a preceding agreement of employment, as amended) and shall continue to expiration on September
             1, 1994, unless terminated sooner by mutual agreement or by operation of paragraph 3.

            b)  Performance.  During the period of his
             employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Employee shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder. However, nothing stated herein shall prevent or restrict Employee from making any personal investments which do not conflict, either in time or interest, with Employer.

     5.     Duties of Office.

            a)  In his capacity as officer, described in
             paragraph 3 hereof, Employee shall have the power, responsibility, and authority customarily appertaining to that position in a publicly-held corporation. This shall include, but not be limited to, the authority to conduct the affairs of the Employer except those reserved to the Board by the Bylaws of the Employer and further includes, without limitation, the power to appoint and dismiss employees of the Employer, to enter into any and all kinds of agreements, sales, leases, mortgages, and other contracts on behalf of the Employer and to do all other acts which he may consider necessary or conducive to the best interests and welfare of the Employer, all subject to the general policy direction of the Board.

            b)  The Employer and its Board shall, during the
             term of this Agreement, include Employee in any list of nominees for election as directors which may be recommended or otherwise proposed to the shareholders and shall further use their best efforts, consistent with their fiduciary responsibility to the shareholders of the Employer to cause the election and retention of Employee as a member of the Board of Employer.

     6.     Compensation.

            a)  Employee's salary for the calendar year 1993
             is fixed at $550,000, payable in monthly installments.

            b)  Although Employee's salary may be adjusted by
             the Board from time to time, the adjustment shall not be a reduction from the $550,000 stated in "a" above, regardless of Employee's role of office or as a consultant, as described in paragraph 3 above. The amount of Management Incentive Compensation while employed, if any, shall be determined by the Board in accordance with its usual evaluative practices.

            c)  The Board shall review at least yearly the
             annual basic salary stated in subparagraph "a" above, and shall in its discretion grant such increases for cost of living, merit, or other similar or customary reasons as it may in good faith deem appropriate.

            d)  In the event of Employee's death during the
             term of this Agreement, Employer shall pay one-half of Employee's basic salary compensation then in effect for the remainder of the term of this Agreement. Such payment shall be made to Employee's executor, administrator or to such specific beneficiary as Employee may designate in his Will and give written notice of to the Employer; in the event of conflict between Employee's Will and written notice to Employer, the written notice shall control.

            e)  If Employee becomes disabled during the term
             of this Agreement, the terms of any applicable formal plan of disability compensation then in effect by Employer shall control, provided that it compensates Employee for a period of time equal to the shorter of the duration of the disability or the remainder of the term of this Agreement in an amount at least two-thirds of his monthly salary then in effect; if the formal plan does not so compensate, Employer shall make up the difference, subject, nevertheless, to the terms of the formal plan.

            (f)  The provisions of a "change in control"
             agreement between Employer and Employee, dated
             January 7, 1987, are hereby ratified and shall continue in effect during the Term hereof.

     7.     Pension.  Notwithstanding Employee's
          participation in Employer's "Retirement Plan for Salaried U.S. Employees of Imo Delaval Inc. (now Imo Industries Inc.) and Affiliates" (the "Plan") and any benefit expected by Employee to be derived therefrom, Employee shall be entitled to receive a minimum retirement amount equivalent to a straight life benefit of $24,000 per month which shall be first offset by the following amounts:

            (a)  $1,399.67, which Employee is entitled to
             receive by resuming payments under an election of early retirement made by Employee under the provisions of the predecessor retirement plan to the Plan and which payment is presently suspended as a result of the reemployment of Employee as of September 1, 1986.

            (b)  $67.60, which Employee is entitled to
             receive under the Plan's predecessor plan for the interval from September 1, 1986 to December
             31, 1986.

          (c) $17,349.51, which is the straight life benefit equivalent of the single sum settlement received by Employee in 1992 from the Employer's non-qualified retirement plan.

                The remaining portion of the guaranteed
             $24,000 per month shall be subject to further actuarial adjustment as a result of any optional form of benefit which Employee may elect upon his retirement. The said guaranteed amount shall apply regardless of when Employee retires.

     8. Additional Compensation. In addition to the basic compensation set forth in paragraph 6, the Employer shall provide Employee during the period in which he renders service to the Employer as an employee hereunder any and all additional benefits (commensurate with his position and length of service) which the Board, in its sole and absolute discretion, may make available to its executive officers (or employees in general, if any one is not available solely for executive officers) under any general profit-sharing plan, bonus or incentive compensation plan, pension plan, employee stock purchase or ownership plan, restricted stock plan, group life insurance plan, hospitalization plan, medical service plan, vacation, or other employee benefit plan which may be in effect at any time or from time to time during the term hereof.
          Likewise, upon this Agreement being converted to a consultancy, as provided in paragraph 3(c), Employee shall have the benefit of the Company's medical and dental plans as made available to active employees, as well as other benefits customarily made available to retirees.

     9.     Special Termination of Employment.

            a)  The Employer shall have the right to
             terminate Employee's employment under this
             Agreement prior to the expiration of the term upon the occurrence of any one of the following events:

            i)  the death of Employee (provided, however, the
             obligation of the Employer under subparagraph
             6(d) shall not terminate);

                ii)  the giving of written notice by the
                 Employer to Employee of the termination of his employment upon the "Complete
                 Disability" of Employee in accordance with subparagraph 6(e) hereof.

               iii)  the giving of written notice by the
                 Employer to Employee of the termination of his employment by discharge for "Cause" as herein defined.

            b)  The term "Cause", as used herein with
             reference to the discharge of Employee by the Employer, shall mean willful and gross misconduct on the part of Employee that is materially and demonstrably detrimental to the Employer and its subsidiaries taken as a whole or the commission by Employee of one or more acts which constitute an indictable crime under United States federal, state or local law, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than 2/3 of all the non-employee directors at a meeting duly called and held for that purpose after reasonable notice to Employee and opportunity for Employee and his counsel to be heard. Disability because of illness or accident or any other physical or mental incapacity shall not constitute a basis for discharge for Cause.

     10. Default. The occurrence of an "Event of Default", as described in this paragraph 10, shall constitute a breach of the Employer's obligations under this Agreement unless expressly waived in a writing signed by Employee as to each such occurrence. "Events of Default" shall mean the following events, unless remedied or otherwise cured within thirty (30) business days after the Employer's receipt of written notice from Employee of such breach:

            a)  A breach by the Employer of any of its
          express or implied obligations under this Agreement;

            b)  the assignment to Employee of any duties, or
             any limitation of his responsibilities and reporting relationships, inconsistent with his positions, duties, responsibilities, reporting relations and status with the Employer as contemplated and described elsewhere herein, or any removal of Employee from, or any failure to re-elect Employee to, any of Employee's positions with the Employer, except in connection with the termination of the employment of Employee by the Employer for Cause or as a result of his death or permanent disability;

            c)  any failure by the Employer to pay, or any
             reduction by the Employer of, Employee's base annual salary or bonus compensation in effect immediately prior to the date hereof or any failure by the Employer to grant an increase in Employee's base annual salary each year consistent with any increase in the applicable annual cost of living index, unless no increases in base salary are being given to other executive employees of the Employer;

            d)  any failure by the Employer to provide
             Employee with all benefit plans and programs and other fringe benefits (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group which customarily includes a person holding the employment position with the Employer then held by Employee; or

            e)  the relocation of the principal place of
             Employee's employment to a location that is more than 30 miles from his residence in the Princeton-Lawrenceville area of New Jersey, or the imposition of travel requirements on Employee not substantially consistent with such travel requirements existing immediately prior to the date hereof.

     11. Covenant Not to Compete. During the period in which Employee renders services under this Agreement and for a period of one (1) year thereafter, unless there shall earlier occur an Event of Default, Employee shall not, without the written consent of the Employer, directly or indirectly engage in the production, manufacture, or distribution of any product which competes with any product manufactured or marketed by the Employer or any of its subsidiaries of any tier, except as an investor in a publicly-held corporation in which Employee holds less than 5% of the outstanding shares of any class of stock.

     12. Confidentiality. During the period in which he renders service under this Agreement and thereafter, Employee shall not divulge to any third party or otherwise use, except in the course of his employment with the Employer, any trade secrets owned by the Employer and not a part of the public domain through any breach of fiduciary duty by Employee. Nothing in this paragraph 12 shall be construed (i) as a grant of any rights to trade secrets owned by the Employer, or (ii) to authorize disclosure of trade secrets of the Employer at any time after termination of employment with the Employer.

     13.    Effect of Default.

            a) Upon the occurrence of any Event of Default which has not been waived in writing by Employee, Annual Compensation (as herein defined) which would have been paid Employee during the remainder of the term of this Agreement if no Event of Default had occurred shall become due and payable and shall be paid to Employee in a single sum. For purposes of this paragraph 13, "Annual Compensation" shall mean the salary under paragraph 6(a) in effect at the time of the Event of Default plus an amount representing the present value of all employee benefits (other than discretionary bonuses and incentive compensation under plans then in effect) which would have been paid during the remaining term of this Agreement. Discretionary bonuses or incentive compensation shall be included herein as being equal to one (1) additional year's basic salary then in effect. All present value calculations will be made by the Employer's independent auditors utilizing the interest rate provided for in paragraph 17.

            b)  In no event shall the amount payable
    hereunder upon the occurrence of an Event of Default be less than 2.99 multiplied by Employee's basic compensation then in effect under paragraph 6(b).

     14.    Binding Effect.

            a) The provisions hereof shall be binding upon and shall inure to the benefit of Employee, his heirs and personal representatives, and the Employer and its successors and assigns. This Agreement shall not be assignable, in whole or in part. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. It may be amended or modified only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

            b) No delay or failure on the part of either party in exercising any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     16. Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before three arbitrators in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     17. Legal Expenses. At least monthly, the Employer shall pay all costs and expenses, including attorneys' fees and disbursements of the Employee, in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by the Employer or Employee, relating to the interpretation or enforcement of any provision of this Agreement. The Employer also agrees to pay prejudgment interest on any money judgment obtained by Employee as a result of such proceedings, calculated at the Prime Rate, as reported in the Wall Street Journal, as in effect from time to time from the date that payment should have been made to Employee under this Agreement.


     18. No Mitigation. All payments and benefits to which Employee is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Employee may receive from other employment or otherwise.


     IN WITNESS WHEREOF, the Employer has executed this Agreement in multiple originals by its duly authorized representatives, and Employee has executed this Agreement personally, as of the day and year first hereinabove written.


                                         /s/WILLIAM J. HOLCOMBE
                                             W. J. Holcombe



                                             IMO INDUSTRIES INC.

                                             By:/S/THOMAS J. BIRD
                                                Thomas J. Bird
                                                Senior Vice President &
                                                  General Counsel














                      AMENDED AGREEMENT


      THIS AMENDMENT is made and entered into as of July
19, 1994, by and between Imo Industries Inc., a Delaware corporation ("Employer") and William J. Holcombe
("Employee").

     WHEREAS, the parties entered into a Restated and Amended Employment Agreement effective as of January 1,
1993 pursuant to the terms of which Employee's status was subsequently converted to that of a consultant to the Employer, ("the Former Agreement");

     WHEREAS, the parties desire to amend the Former
Agreement;

     WHEREAS, Employer recognizes the uniquely valuable services rendered by Employee prior to his retirement and desires to have Employee's knowledge of corporate history and transactions available to its Board of Directors;

     WHEREAS, Employee desires to terminate his role as a Director and as a consultant to the Employer, but is willing to provide historical information to the Board as a consultant.

     NOW, THEREFORE, in consideration of the mutual covenants made herein, the parties agree as follows:

     1.Paragraph 3. Position and Responsibilities is deleted in its entirety and replaced with the following:

     a)Upon the surrender of his office on October 31, 1993 and for the term remaining under this Agreement, Employee's status shall thereupon become that of a retiree and consultant to the Employer.

     b)Effective with the date of this Amendment and for the remaining term of his consultancy, Employee agrees to provide consulting services to the Employer's Board of Directors, upon request of any Director, related to the following:

           i)the corporate history of the Employer;

          ii)any transactions entered into by Employer while Employee served as an active employee;
           and

         iii)any other matters relating to Employer which occurred while Employee served as an active employee.

     2.Paragraph 4. Terms and Performance paragraph a) is amended to expire on December 31, 1994 and paragraph
b) is deleted in its entirety.

     3.Paragraph 5. Duties of Office is deleted in its entirety.

     4.Paragraph 6. Compensation is amended by adding the following subparagraph:
        (g)During the period from September 1, 1994 to December 31, 1994 Employee shall be paid a consulting fee of twenty-five thousand dollars per month ($25,000/month) payable at the end of each month.

     5.Paragraph 8. Additional Compensation is amended by changing the last sentence thereof to read as follows:

     Upon this Agreement being converted to a consultancy, as provided in paragraph 3(a), and for the remaining term thereof, Employee shall have the benefit of the Company's dental plan as made available to active employees, as well as other benefits customarily made available to retirees. Employee shall be eligible for the Retiree Premium medical plan upon payment of the monthly premiums therefor and, while Employee maintains coverage under such plan, the $500 annual cap on direct purchase prescription medicines shall be waived and replaced with the same drug benefit as available to an active employee.

     Except as modified herein, the Former Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the Employer has executed this Agreement in multiple originals by its duly authorized representatives, and Employee has executed this Agreement personally, as of the day and year first hereinabove written.



                                          /s/WILLIAM J. HOLCOMBE
                                          W. J. Holcombe



                                          IMO INDUSTRIES INC.

                                          By: /s/THOMAS J. BIRD
                                              Thomas J. Bird